Exhibit 99

MEREDITH REPORTS FISCAL 2009 THIRD QUARTER EARNINGS

Earnings in line with previously stated expectations

DES MOINES, Iowa, April 29 -- Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported fiscal 2009 third quarter earnings per share of $0.56, in line with stated expectations. Third quarter revenues were $338 million. This compares to fiscal 2008 third quarter earnings per share of $0.97, and revenues of $392 million.

For the first nine months of fiscal 2009, earnings per share were $1.25, including a special charge of $0.21 taken during the fiscal second quarter for the cost of a companywide workforce reduction and closing Country Home magazine. Excluding the special charge, earnings per share for the first nine months of fiscal 2009 were $1.46. Revenues for the first nine months of fiscal 2009 were $1.1 billion. This compares to earnings per share of $2.40 and revenues of $1.2 billion during the first nine months of fiscal 2008.

Fiscal 2009 third quarter advertising revenues continued to be impacted by the recession. Publishing advertising revenues declined 12 percent, an improvement over first half results, and significantly outperformed the industry in the quarter. Broadcasting advertising revenues declined 31 percent, primarily due to lower automotive spending along with weakness in the Phoenix and Las Vegas markets.

Meredith continues to execute its performance improvement plan, which was put in place at the end of fiscal 2008 and emphasizes (1) gaining market share; (2) growing new revenue streams; and (3) aggressively reducing costs and debt. Meredith experienced success against this plan in the quarter as evidenced by:

–	Meredith's total share of magazine advertising increased to 11.1 percent from 9.4 percent, according to Publishers Information Bureau.

–
Additionally, magazine subscription profitability grew and traffic rose across the Publishing Group's Websites.  Viewership at Meredith's television stations also made strong gains in the recently completed March sweeps.

–	Retransmission revenues doubled, and revenues at Meredith Integrated Marketing and Meredith Video Solutions grew as well.

–	Meredith's total operating costs declined 6 percent in the third quarter, despite a 7 percent increase in paper prices over the prior-year period.

–	Meredith generated $56 million in cash flow from operations and increased cash and cash equivalents by $41 million.

"The plan we proactively put in place nearly one year ago is yielding improving results across many of our businesses," said Meredith President and CEO Stephen M. Lacy. "Additionally, our careful and conservative financial management allowed us to raise our dividend 5 percent during the third quarter and further strengthen our balance sheet. We will eliminate approximately $100 million, or 20 percent, of our debt in fiscal 2009, and we continue to be well-positioned to make further investments in our business as strategic opportunities arise."

OPERATING RESULTS

Publishing

For the fiscal 2009 third quarter, Publishing operating profit was $48 million and revenues were $280 million. This compares to operating profit of $64 million and revenues of $315 million in the prior year. Advertising revenues were $132 million, versus $150 million in the prior year. Net advertising revenues per page were down 1 percent from the prior-year period.

For the first nine months of fiscal 2009, Publishing operating profit was $105 million, or $111 million excluding the special charge, and revenues were $851 million. This compares to operating profit of $164 million and revenues of $936 million in the prior year. Advertising revenues were $397 million, versus $472 million in the prior year. Net advertising revenues per page were up slightly from the prior-year period.

Publishing operating costs declined approximately 7 percent in the third quarter, and 4 percent for the first nine months of fiscal 2009, compared to the respective prior-year periods.

Advertising performance in seven of Meredith's Top 10 categories improved in the third quarter over the first half of fiscal 2009, including food and beverage, prescription and non-prescription drugs, and household supplies. Lacy credited the ongoing initiative to gain market share for the improved performance. "We are seeing stabilization and some improvement in magazine advertising compared to the first half of fiscal 2009," Lacy said. "We expect this trend to continue into the fourth quarter as well."

Both profit contribution and related margin in Meredith's subscription activities increased in the quarter. Meredith's total circulation revenues declined 12 percent, primarily a result of fewer Special Interest Media titles published and continued soft retail sales. Subscription revenues declined 1 percent.

Meredith Interactive Media advertising revenues increased 7 percent in the third quarter, as clients and consumers alike responded positively to the launch of the Meredith Women's Network. Monthly unique visitors increased to approximately 15 million, and page views per month averaged nearly 170 million, an increase of 25 percent.

Meredith Integrated Marketing operating profit increased approximately 10 percent in the third quarter, driven by new business won in the past year, including Kraft's Food & Family custom marketing program, and growth from recent digital acquisitions.

Brand Licensing continued to benefit from the expansion of the Better Homes and Gardens line of home and garden-related products at Wal-Mart Stores Inc. across the country. Wal-Mart plans to nearly double the number of these products available for sale in calendar 2009 to approximately 1,000 SKUs.

"Our national consumer brands continue to demonstrate powerful and enduring appeal to consumers and advertisers alike across multiple platforms, be it print, online or brand licensing at retail," Lacy said.

Broadcasting

For the fiscal 2009 third quarter, Broadcasting operating profit was $1.3 million and revenues were $57 million. This compares to operating profit of $19 million and revenues of $78 million in the prior year period.

For the first nine months of fiscal 2009, Broadcasting operating profit was $34 million, or $36 million excluding the special charge, and revenues were $212 million. This compares to operating profit of $60 million and revenues of $240 million in the prior year period.

Broadcasting operating costs declined 5 percent in the third quarter, and 1 percent for the first nine months of fiscal 2009, compared to the respective prior-year periods. To further reduce expenses and improve efficiencies, Meredith is implementing a plan to centralize certain functions - including master control, traffic and research - across its television stations.

Broadcasting advertising revenues were down 31 percent in the third quarter, led by a significant decline in automotive. However, advertising revenues improved from when Meredith provided its outlook in late January.

To enhance local market performance, Meredith continues to focus on growing and monetizing viewership ratings. "We were pleased to see most of our television stations post stronger ratings during the recently completed March sweeps," said Lacy. "These ratings gains are key to commanding higher revenues for advertising spots in the future."

Highlights from the March sweeps included:

–	Viewership gains in late news across most of Meredith's stations, including Phoenix (+60%), Greenville (+22%), Atlanta (+20%), Hartford (+18%), Las Vegas (+14%) and Kansas City (+14%).

–	Viewership gains during the morning news in Atlanta (+100%), Kansas City (+27%), Las Vegas (+19%) and Greenville (+10%).

–	Additionally, Meredith's powerhouse Hartford CBS station continued its market leadership across all news periods, and its Nashville NBC affiliate ranked #1 in all three evening newscasts.

Meredith continued to emphasize other new revenue streams including retransmission fees and Meredith Video Solutions, its in-house video production unit. Revenues from retransmission agreements more than doubled in the fiscal third quarter compared to the year-ago period. Meredith has successfully completed new retransmission agreements with six of seven major cable operators in its markets.

OTHER FINANCIAL INFORMATION

Meredith generated $56 million in cash flow from operations during the fiscal third quarter of 2009 and $139 million during the first nine months of fiscal 2009.

Meredith's total debt was $455 million at March 31, 2009, $30 million less than the prior fiscal year end. Cash and cash equivalents were $74 million, $37 million greater than the prior fiscal year end. The weighted average interest rate on debt was approximately 4.5 percent as of March 31, 2009. Meredith's debt-to-EBITDA ratio was well under existing debt covenants at a conservative 1.9 to 1.

During the third quarter of fiscal 2009, Meredith reclassified the results of Country Home to discontinued operations. All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached condensed consolidated statements of earnings.

OUTLOOK

Most of Meredith's advertising clients continue to be impacted by the recession.

In Publishing, with two of the quarter's three magazine issues closed, fiscal 2009 fourth quarter advertising revenues are expected to be down approximately 12 percent.

In Broadcasting, with nine weeks left in the fourth quarter of fiscal 2009, advertising pacings are down 32 percent. In the third quarter of fiscal 2009, with nine weeks left to go, pacings were down 40 percent.

Currently, Meredith expects fiscal fourth quarter earnings per share to range from $0.52 to $0.57. Full year fiscal 2009 earnings per share from continuing operations are expected to range from $2.00 to $2.05, excluding the special charge taken in the fiscal second quarter.

Meredith's average tax rate is expected to be approximately 40 percent in the fourth quarter, and 40 percent for the full fiscal 2009.

A number of uncertainties remain that may affect Meredith's outlook for results in the fourth quarter and full fiscal year as stated in this press release. These include overall advertising volatility; the performance of the company's retail businesses; and paper prices and postal rates. These and other uncertainties are referenced below under "Safe Harbor" and in certain of the company's SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on April 29, 2009, at 9:30 a.m. EDT (8:30 a.m. CDT) to discuss fiscal third quarter results. A live webcast will be accessible to the public on the company's Web site, www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the conference call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify the company's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.

Results excluding the special charge recorded in the second quarter of fiscal 2009 are also supplemental non-GAAP financial measures. Management believes the special charge is not reflective of Meredith's ongoing business activities. While results excluding the special charge are not a substitute for reported earnings results under GAAP, management believes this information is useful as an aid in better understanding Meredith's current performance, performance trends and financial condition. Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached consolidated financial statements and reconciliation tables will be made available at www.meredith.com

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with the company's earnings per share outlook for the fourth quarter and all of fiscal 2009.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP: www.meredith.com ) is the leading media and marketing company serving American women. Meredith combines well-known national brands - including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More - with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing.

Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)

Three Months			Nine Months
Period Ended March 31,	2009	2008	2009	2008
(In thousands except per share data)
Revenues
Advertising	$184,182	$225,367	$597,808	$708,082
Circulation	72,869	83,236	211,086	231,105
All other	80,543	83,675	254,054	236,986
Total revenues	337,594	392,278	1,062,948	1,176,173
Operating expenses
Production, distribution, and editorial	159,197	166,822	491,618	501,271
Selling, general and administrative	124,323	135,638	421,523	435,962
Depreciation and amortization	10,714	11,852	32,346	35,986
Total operating expenses	294,234	314,312	945,487	973,219
Income from operations	43,360	77,966	117,461	202,954
Interest income	121	250	348	898
Interest expense	(4,911)	(5,387)	(15,698)	(17,284)
Earnings from continuing operations before income taxes	38,570	72,829	102,111	186,568
Income taxes	13,696	26,647	40,766	72,157
Earnings from continuing operations	24,874	46,182	61,345	114,411
Income (loss) from discontinued operations, net of taxes	554	(98)	(4,737)	1,102
Net earnings	$25,428	$46,084	$56,608	$115,513

Basic earnings per share
Earnings from continuing operations	$0.55	$0.99	$1.36	$2.42
Discontinued operations	0.01	–	(0.11)	0.02
Basic earnings per share	$0.56	$0.99	$1.25	$2.44
Basic average shares outstanding	44,961	46,672	45,051	47,251

Diluted earnings per share
Earnings from continuing operations	$0.55	$0.97	$1.36	$2.38
Discontinued operations	0.01	–	(0.11)	0.02
Diluted earnings per share	$0.56	$0.97	$1.25	$2.40
Diluted average shares outstanding	45,092	47,420	45,177	48.175

Dividends paid per share	$0.225	$0.215	$0.655	$0.585

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Nine Months
Period Ended March 31,	2009	2008	2009	2008
(In thousands)
Revenues
Publishing	$280,320	$314,732	$850,895	$936,439
Broadcasting
Non-political advertising	51,778	74,016	178,143	231,676
Political advertising	245	1,432	23,121	3,940
Other revenues	5,251	2,098	10,789	4,118
Total broadcasting	57,274	77,546	212,053	239,734
Total revenues	$337,594	$392,278	$1,062,948	$1,176,173

Operating profits
Publishing	$47,971	$64,309	$105,069	$163,513
Broadcasting	1,348	18,689	34,373	59,830
Unallocated corporate	(5,959)	(5,032)	(21,981)	(20,389)
Income from operations	$43,360	$77,966	$117,461	$202,954

Depreciation and amortization
Publishing	$3,789	$5,088	$11,843	$15,584
Broadcasting	6,471	6,262	18,988	18,969
Unallocated corporate	454	502	1,515	1,433
Total depreciation and amortization	$10,714	$11,852	$32,346	$35,986

EBITDA
Publishing	$51,760	$69,397	$116,912	$179,097
Broadcasting	7,819	24,951	53,361	78,799
Unallocated corporate	(5,505)	(4,530)	(20,466)	(18,956)
Total EBITDA	$54,074	$89,818	$149,807	$238,940

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2009	June 30, 2008
(In thousands)
Current assets
Cash and cash equivalents	$74,396	$37,644
Accounts receivable, net	210,539	230,978
Inventories	31,629	44,085
Current portion of subscription acquisition costs	60,611	59,939
Current portion of broadcast rights	12,692	10,779
Other current assets	17,280	19,665
Total current assets	407,147	403,090
Property, plant, and equipment	453,568	446,935
Less accumulated depreciation	(259,304)	(247,147)
Net property, plant, and equipment	194,264	199,788
Subscription acquisition costs	59,234	60,958
Broadcast rights	5,614	7,826
Other assets	73,080	74,472
Intangible assets, net	774,913	781,154
Goodwill	531,191	532,332
Total assets	$2,045,443	$2,059,620

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$130,000	$75,000
Current portion of long-term broadcast rights payable	14,635	11,141
Accounts payable	63,940	79,028
Accrued expenses and other liabilities	91,968	102,707
Current portion of unearned subscription revenues	173,522	175,261
Total current liabilities	474,065	443,137
Long-term debt	325,000	410,000
Long-term broadcast rights payable	13,709	17,186
Unearned subscription revenues	153,384	157,872
Deferred income taxes	174,469	139,598
Other noncurrent liabilities	103,626	103,972
Total liabilities	1,244,253	1,271,765
Shareholders' equity
Common stock	35,850	36,295
Class B stock	9,149	9,181
Additional paid-in capital	52,522	52,693
Retained earnings	715,546	701,205
Accumulated other comprehensive loss	(11,877)	(11,519)
Total shareholders' equity	801,190	787,855
Total liabilities and shareholders' equity	$2,045,443	$2,059,620

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended March 31,	2009	2008
(In thousands)
Net cash provided by operating activities	$138,611	$206,371

Cash flows from investing activities
Acquisitions of businesses	(6,118)	(16,525)
Additions to property, plant, and equipment	(18,642)	(15,412)
Proceeds from dispositions of assets	636	–
Net cash used in investing activities	(24,124)	(31,937)

Cash flows from financing activities
Proceeds from issuance of long-term debt	120,000	120,000
Repayments of long-term debt	(150,000)	(150,000)
Purchases of Company stock	(21,763)	(123,827)
Dividends paid	(29,573)	(27,659)
Proceeds from common stock issued	3,178	13,218
Excess tax benefits from share-based payments	673	205
Other	(250)	(113)
Net cash used in financing activities	(77,735)	(168,176)
Net increase in cash and cash equivalents	36,752	6,258
Cash and cash equivalents at beginning of period	37,644	39,220
Cash and cash equivalents at end of period	$74,396	$45,478

Meredith Corporation and Subsidiaries Supplemental Disclosures Regarding Non-GAAP Financial Measures (Unaudited)				Table 1

Special Charge - During the second quarter of fiscal 2009, Meredith recorded a special charge which relates primarily to the cost of a companywide workforce reduction of approximately 250 employees; the closure of Country Home magazine, effective with the March 2009 issue; and the relocation of the creative functions of the ReadyMade brand and Parents.com to Des Moines.  Please see Meredith's press release dated January 8, 2009, for additional information relating to the special charge.

The following table shows results of operations excluding the special charge and as reported with the difference being the special charge.  Results of operations excluding the special charge are non-GAAP measures.  Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended March 31, 2009	Nine Months
	Excluding Special Charge	Special Charge		As Reported
(In thousands except per share data)
Revenues
Advertising	$597,808	$–		$597,808
Circulation	211,086	–		211,086
All other	254,054	–		254,054
Total revenues	1,062,948	–		1,062,948
Operating expenses
Production, distribution and editorial	491,618	–		491,618
Selling, general and administrative	412,490	9,033	(a)	421,523
Depreciation and amortization	32,346	–		32,346
Total operating expenses	936,454	9,033		945,487
Income from operations	126,494	(9,033)		117,461
Interest income	348	–		348
Interest expense	(15,698)	–		(15,698)
Earnings before income taxes	111,144	(9,033)		102,111
Income taxes	44,288	(3,522)		40,766
Earnings from continuing operations	66,856	(5,511)		61,345
Loss from discontinued operations, net of taxes	(613)	(4,124)	(b)	(4,737)
Net earnings	$66,243	$(9,635)		$56,608

Basic earnings per share
Earnings from continuing operations	$1.48	$(0.12)		$1.36
Discontinued operations	(0.02)	(0.09)		(0.11)
Basic earnings per share	$1.46	$(0.21)		$1.25
Basic average shares outstanding	45,051	45,051		45,051

Diluted earnings per share
Earnings from continuing operations	$1.48	$(0.12)		$1.36
Discontinued operations	(0.02)	(0.09)		(0.11)
Diluted earnings per share	$1.46	$(0.21)		$1.25
Diluted average shares outstanding	45,177	45,177		45,177

Notes
(a) Severance expense
(b) Severance expense and the write-down of art and manuscript inventory and subscription acquisition costs, net of taxes

Meredith Corporation and Subsidiaries Segment Information (Unaudited)	Table 2

The following table shows results of operations excluding the special charge and as reported with the difference being the special charge.  Results of operations excluding the special charge are non-GAAP measures.  Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended March 31, 2009	Nine Months
	Excluding Special Charge	Special Charge		As Reported
(In thousands)
Revenues
Publishing	$850,895	$–		$850,895
Broadcasting
Non-political advertising	178,143	–		178,143
Political advertising	23,121	–		23,121
Other revenues	10,789	–		10,789
Total broadcasting	212,053	–		212,053
Total revenues	$1,062,948	$–		$1,062,948

Operating profit
Publishing	$111,109	$(6,040)	(a)	$105,069
Broadcasting	36,386	(2,013)	(b)	34,373
Unallocated corporate	(21,001)	(980)	(c)	(21,981)
Income from operations	$126,494	$(9,033)		$117,461

Depreciation and amortization
Publishing	$11,843	$–		$11,843
Broadcasting	18,988	–		18,988
Unallocated corporate	1,515	–		1,515
Total depreciation and amortization	$32,346	$–		$32,346

EBITDA [1]
Publishing	$122,952	$(6,040)		$116,912
Broadcasting	55,374	(2,013)		53,361
Unallocated corporate	(19,486)	(980)		(20,466)
Total EBITDA [1]	$158,840	$(9,033)		$149,807

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Notes
(a) Write-down of art and manuscript inventory and severance expense for Publishing operations
(b) Severance expense for Broadcasting operations
(c) Severance expense for Corporate personnel

Meredith Corporation and Subsidiaries								Table 3
Supplemental Disclosures Regarding Non-GAAP Financial Measures (Unaudited)

EBITDA
Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months Ended March 31, 2009				Nine months Ended March 31, 2009
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 280,320	$ 57,274	$ -	$ 337,594	$ 850,895	$ 212,053	$ -	$ 1,062,948

Operating profit	$ 47,971	$ 1,348	$ (5,959)	$ 43,360	$ 105,069	$ 34,373	$ (21,981)	$ 117,461
Depreciation and amortization	3,789	6,471	454	10,714	11,843	18,988	1,515	32,346
EBITDA	$ 51,760	$ 7,819	$ (5,505)	54,074	$ 116,912	$ 53,361	$ (20,466)	149,807
Less:
Depreciation and amortization				(10,714)				(32,346)
Net interest expense				(4,790)				(15,350)
Income taxes				(13,696)				(40,766)
Earnings from continuing operations				$24,874				$ 61,345
Segment EBITDA margin	18.5%	13.7%			13.7%	25.2%

	Three months Ended March 31, 2008				Nine months Ended March 31, 2008
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 314,732	$ 77,546	$ -	$ 392,278	$ 936,439	$ 239,734	$ -	$ 1,176,173

Operating profit	$ 64,309	$ 18,689	$ (5,032)	$ 77,966	$ 163,513	$ 59,830	$ (20,389)	$ 202,954
Depreciation and amortization	5,088	6,262	502	11,852	15,584	18,969	1,433	35,986
EBITDA	$ 69,397	$ 24,951	$ (4,530)	89,818	$ 179,097	$ 78,799	$ (18,956)	238,940
Less:
Depreciation and amortization				(11,852)				(35,986)
Net interest expense				(5,137)				(16,386)
Income taxes				(26,647)				(72,157)
Earnings from continuing operations				$ 46,182				$ 114,411
Segment EBITDA margin	22.0%	32.2%			19.1%	32.9%

FREE CASH FLOW				Table 4
Free cash flow, which is reconciled to earnings from continuing operations in the following table, is defined as earnings from continuing operations plus depreciation and amortization less capital expenditures.

	Three Months		Nine Months
Period ended December 31,	2009	2008	2009	2008
(In thousands)
Free cash flow	$32,131	$52,832	$75,049	$134,985
Depreciation and amortization	(10,714)	(11,852)	(32,346)	(35,986)
Capital expenditures	3,457	5,202	18,642	15,412
Earnings from continuing operations	$24,874	$46,182	$61,345	$114,411